SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

                           Filed by the Registrant |X|
                 Filed by a Party other than the Registrant |_|

                           Check the appropriate box:
|X| Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
|_| Definitive Proxy Statement
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              The Dress Barn, Inc.
                (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|  No fee required.
|_|  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
1)   Title of each class of securities to which transaction applies:
2) Aggregate number of securities to which transaction applies: Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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4)   Total fee paid:

|_|  Fee paid previously with preliminary materials:
|_|  Check box if any part of the fee is offset as provided by Exchange Act Rule
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     previously.  Identify the previous filing by registration statement number, or the form or schedule  and the date of its filing.
       1)   Amount  previously paid:
       2)   Form, Schedule or Registration Statement No.:
       3)   Filing Party:
       4)   Date Filed:

                                PRELIMINARY COPY


                              THE DRESS BARN, INC.
                                30 Dunnigan Drive
                             Suffern, New York 10901

                            NOTICE OF ANNUAL MEETING

To the Shareholders of
     THE DRESS BARN, INC.

     NOTICE IS HEREBY GIVEN THAT THE ANNUAL MEETING OF SHAREHOLDERS OF THE DRESS BARN, INC. (the "Company") will be held at the Company's principal executive offices at 30 Dunnigan Drive, Suffern, New York, on Monday, December 10, 2001 at 9:00 A.M. for the following purposes:

1.   To elect four Directors;

2. To approve an amendment to the Certificate of Incorporation to increase the number of authorized shares of common stock from 30,000,000 to 50,000,000;

3.   To approve the 2001 Dress Barn Stock Option plan; and

4. To transact such other business as may properly come before the meeting or any adjournments thereof.


     Only shareholders of record at the close of business on November 2, 2001 will be entitled to notice of and to vote at said meeting.

     By Order of the Board of Directors.






                                                           ELLIOT S. JAFFE
                                                           Chairman of the Board


November 12, 2001

================================================================================
NOTE: Shareholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please complete, sign and send in your proxy promptly in the enclosed envelope so your vote can be recorded. We enclose in this mailing the Notice of Annual Meeting of Shareholders, Proxy Statement, Proxy and the Annual Report of the Company for the fiscal year ended July 28, 2001.
================================================================================

                                PRELIMINARY COPY

                              THE DRESS BARN, INC.
                                30 Dunnigan Drive
                             Suffern, New York 10901


                                 PROXY STATEMENT



     This Proxy Statement is furnished to the shareholders of The Dress Barn, Inc. (the "Company") in connection with the solicitation by the Company's Board of Directors of proxies to be voted at the Annual Meeting of Shareholders of the Company to be held on December 10, 2001, and any adjournments thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. This Proxy Statement and the enclosed form of Proxy are first being mailed to shareholders on or about November 12, 2001.

     The Company had outstanding [______] shares of common stock on the record date of November 2, 2001. Each share of common stock of the Company outstanding on the record date is entitled to one vote at the Annual Meeting and any adjournments thereof. Voting is not cumulative. The Company is required to have a quorum to hold the Annual Meeting. A quorum is a majority of the outstanding shares, present or represented by proxy. Abstentions and broker "non-votes" are counted for purposes of determining a quorum. Abstentions and broker "non-votes" are not counted for purposes of approving Proposal Nos. 2 and 3. An abstention is a properly signed proxy card, which is marked "abstain". A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

     The cost of this Proxy Statement and of solicitation of proxies will be borne by the Company. The shareholder may revoke any proxy at any time prior to its exercise (such as by attending the meeting and voting in person or by sending a letter of revocation to the Secretary of the Company).


                              ELECTION OF DIRECTORS
                                (Proposal No. 1)


     The Certificate of Incorporation of the Company provides for a classified Board of Directors divided into three classes, each with a staggered three-year term of office and each class of Directors as nearly equal in the number of Directors as possible. At the 2001 Annual Meeting of Shareholders four Directors are to be elected: two for a three year term; and one each for a one year term and a two year term. The Board has nominated Elliot S. Jaffe and Burt Steinberg, whose three-year terms of office as Director expire at the 2001 Annual Meeting, for election for a three-year term. The Board has nominated Vivian Behrens, who was added to the Board in 2001, for election for a one-year term and has nominated David R. Jaffe, who was also added to the Board in 2001, for election for a two-year term.

     Directors will be elected by a plurality of the votes cast for that class of directors at the Annual Meeting. This means that the two nominees with the most votes for election for a three-year term will be elected, and that the nominees with the most votes for the one-year and the two-year terms, respectively, will be elected. We will count only votes cast for a nominee, except that your proxy will be voted FOR the four nominees described in this Proxy Statement unless you instruct us to the contrary in your proxy.

Information Regarding Nominees for Election as Director


     Certain information with respect to the nominees for election as a Director and incumbent Directors is set forth below:

         For Three Year Terms Expiring in 2004

         Name of Director and Age                               Director Since
         ------------------------                               ---------------
         Elliot S. Jaffe, 75...........................................1966
         Burt Steinberg, 56............................................1983

     ELLIOT S. JAFFE, Chairman of the Board and founder of the Company, has been Chief Executive Officer since 1966. Mr. Jaffe serves as a Director of The Zweig Fund, Inc., The Zweig Total Return Fund, Inc. and the Smith Barney Family of Funds.

     BURT STEINBERG, Executive Director, was Chief Operating Officer of the Company from 1989 until September 2001, first as President and then as Vice Chairman since January 2001. Mr. Steinberg was in charge of the Company's merchandising activities from 1982 until January 2001. He is also a Director of Provident Bancorp, Inc.

         For One Year Term Expiring in 2002

         Name of Director and Age                               Director Since
         ------------------------                               ---------------
         Vivian, Behrens, 48...........................................  2001

     VIVIAN BEHRENS is a marketing consultant to several retail and consumer product companies. She was Chief Executive Officer of Posh & Sticks, Ltd., a consumer products multi-channel retailer, from 1999 to 2000. From 1998 to 1999 she was Senior Vice President-Marketing of the Foot Locker Division of Venator, Inc. From 1994 to 1997 she was Vice President-Marketing of Charming Shoppes, Inc. Previously she held senior marketing positions at Limited Inc. and Avon Products, Inc.

         For Two Year Term Expiring in 2003

         Name of Director and Age                               Director Since
         ------------------------                               ---------------
         Jaffe, David R., 42...........................................  2001

     DAVID R. JAFFE, Vice Chairman and Chief Operating Officer, joined the Company in 1992. He was elected Senior Vice President in 1995, Executive Vice President in 1996 and Vice Chairman in January 2001. He became Chief Operating Officer in September 2001. He is the son of Elliot S. and Roslyn S. Jaffe.

Incumbent Directors

         Directors With Terms Expiring in 2002

         Name of Director and Age                               Director Since
         ------------------------                               --------------
         Edward D. Solomon, 70.........................................1990
         Klaus Eppler, 71..............................................1993

     EDWARD D. SOLOMON is President of Edward D. Solomon & Co., which provides consulting services primarily to the retailing industry. Until 1993 he was Chief Executive Officer of Shoe-Town, Inc.

     KLAUS EPPLER has, since 1965, been a partner in the law firm of Proskauer Rose LLP, General Counsel for the Company. Mr. Eppler is also a Director of Bed Bath & Beyond Inc.


         Directors With Terms Expiring in 2003

         Name of Nominee and Age                                Director Since
         ------------------------                               --------------
         Roslyn S. Jaffe, 72...........................................1966
         Donald Jonas, 72..............................................1989


     ROSLYN S. JAFFE has been the Company's Secretary since 1966 and Treasurer since 1983. Roslyn S. Jaffe is the spouse of Elliot S. Jaffe, Chairman of the Board, and they are the parents of David R. Jaffe and Elise Jaffe, executive officers of the Company.

     DONALD JONAS has been Chairman of the Board and a Director of Lechters, Inc., a retailer of houseware products, since 1987. Mr. Jonas is currently also the Chief Executive Officer of Lechters, Inc.


Committees and Meetings of the Board of Directors

     The  Company  has a standing  Audit and a standing  Compensation  and Stock
Option Committee of the Board of Directors. The Board of Directors held four meetings; the Audit Committee held four meetings and the Compensation and Stock Option Committee held three meetings during the year ended July 28, 2001 ("fiscal 2001"). In addition, various actions were taken by the Board of Directors and these Committees without a meeting.

     Donald Jonas and Edward D. Solomon are the members of the Compensation and Stock Option Committee. The Compensation and Stock Option Committee reviews and determines the Company's policies and programs with respect to compensation of executive officers and administers the Company's stock option plans. The Company does not have a nominating committee.

     The Audit Committee consists of Edward D. Solomon, Donald Jonas and Klaus Eppler. The function of this Committee is to assist the Board of Directors in fulfilling its oversight responsibilities of reviewing the Company's financial reports and information and its auditing, accounting and financial reporting processes. In addition, the functions of this Committee include, among other things, recommending to the Board the engagement or discharge of independent auditors, discussing with the auditors their review of the Company's quarterly results, discussing with the auditors and management the audited financial statements and the Company's interval accounting controls. A copy of the Charter of the Audit Committee is attached as Exhibit A.


Compensation of Directors

     The Company pays its Directors who were not also officers of the Company a Director's fee of $15,000 per year for services rendered as Director. In addition, Committee Chairpersons receive an additional $1,000 per year. Outside directors are also granted non-qualified stock options, generally with vesting over a three-year period from the date of the option grant. Directors who are officers of the Company do not receive additional compensation for their services as Directors.

                  AMENDMENT TO THE CERTIFICATE OF INCORPORATION
                   TO INCREASE THE NUMBER OF AUTHORIZED SHARES
                                 OF COMMON STOCK
                                (Proposal No. 2)


     The Board of Directors has approved, and has recommended to the Company's shareholders, an Amendment to the Company's Certificate of Incorporation that would increase the number of authorized shares of Common Stock, par value $.05 per share, from 30,000,000 to 50,000,000. The Amendment would revise Section 3 of the Certificate of Incorporation to read as follows:

          Section 3. The designation of each class of shares, the authorized number of shares of each such class, and the par value (if any) of each such share thereof are as follows:

          The total authorized capital stock of the Corporation shall consist of the following classes of stock: One Hundred Thousand (100,000) shares of Preferred Stock with a par value of five cents ($.05) per share; and (b) Fifty Million (50,000,000) shares of Common stock with a par value of five cents ($.05) per share.

     As of November 2, 2001, the aggregate number of shares of Common Stock which are outstanding or reserved for issuance under the Company's Stock Option Plans, plus the number to be reserved under the 2001 Stock Option Plan described below, is 2,109,600 shares of Common Stock. The Board of Directors believes that the increased number of authorized shares of Common Stock will improve the Company's flexibility in any program to expand its business, and will enable the Board of Directors to declare a stock split or stock dividend if conditions deem such action desirable. The Board of Directors will determine whether, when and on what terms the issuance of shares of Common Stock may be warranted in connection with any future actions. No further action nor authorization by the Company's shareholders would be necessary prior to issuance of the additional shares of Common Stock authorized under the Amendment, except as may be required for a particular transaction by the Company's Certificate of Incorporation, by applicable law or regulatory agencies or by the rules of the NASDAQ Stock Market or of any stock exchange on which the Company's Common Stock may then be listed. Requiring the shareholders to meet and approve each separate issuance of additional Common Stock in these instances could be time-consuming and costly. Moreover, if shareholder authorization of additional Common Stock were postponed until a specific need arose, the delay could, in some instances, deprive the Company and its shareholders of opportunities otherwise available.

     While  not  intended  as  an  anti-takeover   provision,  the  increase  in
authorized shares by the proposed amendment could under some circumstances (i) enable existing directors and officers of the Company to increase their beneficial ownership of the Company in response to a takeover attempt by another person by entering into transactions resulting in the issuance of authorized shares by the Company to existing directors and officers and/or (ii) dilute the beneficial ownership of the person making the takeover attempt by issuing shares to another person who might assist the Board of Directors in opposing the takeover if the Board of Directors determines that the takeover is not in the best interests of the Company and its shareholders.

     Approval of the Amendment will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company.

     The Board of Directors recommends that the shareholders vote for the Amendment of the Certificate of Incorporation.

                         APPROVAL OF THE 2001 DRESS BARN
                                STOCK OPTION PLAN
                                (Proposal No. 3)


     On September 26, 2001, the Board of Directors adopted, subject to shareholder approval, the 2001 Dress Barn Stock Option Plan (the "2001 Plan"), which provides that options to acquire shares of the Company's common stock may be granted to key employees, consultants and non-employee directors of the Company or an affiliate ("eligible participants"). The purpose of the 2001 Plan is to enhance the profitability and value of the Company for the benefit of its stockholders by enabling the Company to offer eligible participants stock options, thereby linking shareholder and eligible participants' interests, and creating a means to raise the level of stock ownership by such individuals, in order to attract, retain and reward such individuals. The Board of Directors believes that stock options provide performance incentives to eligible participants to the benefit of the Company and its shareholders.

     An option granted under the 2001 Plan may be an incentive stock option ("ISO") or may be a non-qualified stock option ("Non-ISO"), as determined at the time of grant. In certain circumstances, the grant of Non-ISOs, as opposed to ISOs, can result in federal income tax advantages to the Company, as described below. Generally the Company has been granting Non-ISOs.

     The Company currently has available the 1993 Incentive Stock Option Plan under which 526,701 shares were available for future grants of ISOs as at October 17, 2001 and the 1995 Stock Option Plan under which 82,900 shares were available for future grants of options as at that date. The 2001 Plan would make an additional 1,500,000 shares available for future grants of options.

     The 2001 Plan is designed to meet the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") in order to preserve the Company's ability to take compensation expense deductions in connection with the exercise of options granted under the 2001 Plan in certain circumstances. Under
Section 162(m) of the Code, a publicly held corporation is not permitted to take a federal income tax deduction for compensation recognized by certain executive officers in any year in excess of $1,000,000 unless such compensation meets the shareholder approval and other requirements of Code Section 162(m).

     The following summary describes the principal provisions of the 2001 Plan. The summary does not purport to be complete and is qualified in its entirety by the full text of the 2001 Plan attached as Exhibit B to this Proxy Statement.

     The 2001 Plan, like the Company's existing stock option plans, is administered by the Compensation and Stock Option Committee (the "Committee"), which is comprised of not less than two individuals appointed by the Board of Directors, each of whom shall be (i) to the extent required by Rule 16b-3, a "non-employee director" and (ii) to the extent required by Section 162(m) of the Code, an "outside director." The current members of the Committee are Donald Jonas and Edward D. Solomon. The Committee may make such rules and regulations and establish such procedures for the administration of the 2001 Plan as it deems advisable. With respect to the application of the 2001 Plan to non-employee directors, the Committee is the Board of Directors.

     The total number of shares that may be issued upon exercise of options under the 2001 Plan shall not exceed 1,500,000 shares. In general, if options are canceled for any reason, or expire or terminate unexpired, the shares covered by such options again become available for grant. Such number of shares is subject to adjustment by the Committee in the event of a recapitalization, stock split, stock dividend or similar corporate transaction. Such shares may be either authorized or unissued shares or shares held in treasury.

     The Committee may grant options under the 2001 Plan to eligible participants. The Company estimates that there are currently up to 500 employees and other service providers who are eligible participants. The Committee has the discretion, in accordance with the provisions of the 2001 Plan, to determine to whom an option is granted, the number of shares of stock optioned (subject to a maximum of 150,000 option shares (subject to increase or decrease as provided in the 2001 Plan) that may be granted in any year to any employee, with any unused portion of the limitation available to be carried forward) and the terms of the option.

     Generally, the exercise price shall be the fair market value of the stock on the date of the grant of the option [although the exercise price of Non-ISO's may be less than fair market value,] but in no event will the exercise price be less than the par value per share. The 2001 Plan provides that optionees may pay the exercise price in: (i) cash, or by check, bank draft or money order, (ii) by delivery to the Company of shares of the Company's stock owned by the participant for at least six months, (ii) on such other terms and conditions as may be acceptable to the Committee (which may include a reduction in the number of shares of stock issuable upon exercise) or (iv) any combination of the foregoing.

     An option granted under the 2001 Plan may not be exercised later than the date specified by the Committee, which shall be a maximum of ten years from the date of the grant (five years in the case of an ISO granted to any employee that owns 10% or more of the total combined voting power of all classes of stock of the Company, its subsidiaries or its parent). An option may be exercised only during the optionee's employment (consultancy or directorship or within one month after termination, provided, however, if such termination occurs as a result of (a) death or total and permanent disability or (b) retirement at age 60 or 65 (depending on the level of seniority), then such one-month period is extended to six months and three months, respectively. Notwithstanding the foregoing, in the event of a termination of employment for cause (as defined in the 2001 Plan) or a voluntary termination within ninety days after the occurrence of an event which would be grounds for a termination for cause, any stock option held by the participant at the time of occurrence of the event which would be grounds for a termination for cause, will immediately terminate and expire.

     All options become immediately exercisable in full upon the consummation of a sale of all or substantially all of the assets or capital stock of the Company that has not been approved by the Board of Directors (whether by means of a stock sale, asset sale, merger, consolidation or otherwise). However, unless the Committee provides otherwise at the time a stock option is granted, no acceleration of exercisability shall occur with respect to such stock option if the Committee reasonably determines in good faith, prior to the occurrence of such transaction, that the stock options will be honored or assumed, or new rights substituted.

     In the event of a merger or consolidation in which the Company is not the surviving corporation or in the event of a transaction that results in the acquisition of substantially all of the Company's common stock or all of the Company's assets, the Committee may elect to terminate all outstanding stock options granted under the 2001 Plan; provided, that during the period from notification of such termination to the date of consummation of the relevant transaction (which must be at least twenty (20) days) each such participant shall have the right to exercise all of his or her stock options in full (without regard to any restrictions on exercisability).

     Awards granted under the 2001 Plan generally are not transferable, except that the Committee may, in its sole discretion and subject to certain limitations, permit the transfer of Non-ISOs at the time of grant or thereafter to certain "family members" of the participant.

     No option may be granted under the 2001 Plan after September 26, 2011 (the "Termination Date"). Options granted prior to the Termination Date, however, may extend beyond such date and the provisions of the 2001 Plan will continue to apply thereto. The Board of Directors of the Company may from time to time alter, amend, suspend or discontinue the 2001 Plan, except that the rights of an optionee with respect to an option granted prior to such amendment may not be materially impaired without consent, and that no amendment may be made which increases the aggregate number of shares that may be issued under the 2001 Plan.

     The following discussion of the principal federal income tax consequences with respect to stock options granted under the 2001 Plan are based on statutory authority and judicial and administrative interpretations as of the date of this Proxy Statement, which are subject to change at any time (possibly with retroactive effect). The discussion is limited to the U.S. federal income tax consequences to individuals who are citizens or residents of the U.S. The U.S. federal income tax law is technical and complex and the discussion below represents only a general summary. The following summary is included herein for general information only and does not purport to address all the tax considerations that may be relevant. Each recipient of a grant is urged to consult his or her own tax advisor as to the specific tax consequences to such grantee and the disposition of common stock.

     The grant of an ISO generally has no income tax consequences for the optionee or the Company. No taxable income results to the optionee upon the grant or exercise of an ISO. However, the amount by which the fair market value of the stock acquired pursuant to the ISO exceeds the exercise price is an adjustment item for purposes of alternative minimum tax. If no disposition of the shares is made within either two years from the date the ISO was granted or one year from the date of exercise of the ISO, any gain or loss realized upon disposition of the shares will be treated as a long-term capital gain or loss to the optionee. The Company will not be entitled to a tax deduction upon such exercise of an ISO, nor upon a subsequent disposition of the shares unless such disposition occurs prior to the expiration of the holding period described above. In general, if the optionee does not satisfy the foregoing holding periods, the gain is equal to the difference between the exercise price and the fair market value of the stock at exercise (or, if a lesser amount, the amount realized on disposition over the exercise price) will constitute ordinary income. In the event of such a disposition before the expiration of the holding period described above, the Company is entitled to a deduction at that time equal to the amount of ordinary income recognized by the optionee. Any gain in excess of the amount recognized by the optionee as ordinary income would be taxed to the optionee as short-term or long-term capital gain (depending on the applicable holding period).

     In addition: (i) officers and directors of the Company subject to Section 16(b) of the Securities Exchange Act of 1934, as amended may be subject to special rules regarding the income tax consequences concerning their ISOs; (ii) any entitlement to a tax deduction on the part of the Company is subject to the applicable federal tax rules; and (iii) in the event that the exercisability of an option is accelerated because of a change in control, payments relating to the options or the value of any acceleration, either alone or together with certain other payments, may constitute parachute payments under Code Section 280G and may result in a 20% non-deductible excise tax.

     An optionee will realize no taxable income upon the grant of a Non-ISO and the Company will not receive a deduction at the time of such grant unless the option has a readily ascertainable fair market value (as determined under applicable tax law) at the time of grant. Upon exercise of a Non-ISO an optionee generally will recognize ordinary income in an amount equal to the excess of the fair market value of the stock on the date of exercise over the exercise price. Upon a subsequent sale of the stock by the optionee, the optionee will recognize short-term capital gain or loss depending upon his or her holding period for the stock. The Company will generally be allowed a deduction equal to the amount recognized by the optionee as ordinary income.

     In  addition:  (i) any officers  and  directors  of the Company  subject to
Section 16(b) of the Exchange Act may be subject to special tax rules regarding the income tax consequences concerning their Non-ISO's; (ii) any entitlement to a tax deduction on the part of the Company is subject to the applicable tax rules; and (iii) in the event that the exercisability of an option is accelerated because of a change in control, payments relating to the options or the value of any acceleration, either alone or together with certain other payments, may constitute parachute payments under Code Section 280G, and may result in a 20% non-deductible excise tax.

     On [October 16, 2001], the last reported sale price of the common stock of the Company was $21.66 per share.

     Approval of the 2001 Stock Option Plan will require the affirmative vote of a majority of the votes cast with respect to this proposal at the Annual Meeting.

     The Board of Directors recommends that the shareholders vote for approval of the 2001 Option Plan.

                             AUDIT COMMITTEE REPORT

     The Audit Committee consists of the three directors listed below. The Board of Directors has determined that the membership of the Audit Committee meets the independence and experience requirements as defined under the NASDAQ's listing standards. The Committee reviewed and approved the Audit Committee Charter that is attached as Exhibit A.

     The Audit Committee discussed the auditors' review of quarterly financial information with the auditors prior to the release of that information and the filing of the Company's quarterly reports with the Securities and Exchange Commission. The Audit Committee also has met and held discussions with management and the independent auditors with respect to the audited year-end financial statements. Further, the Committee discussed with the auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), received the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the auditors the auditors' independence. Based on these discussions and the written disclosures received from the auditors, the Committee recommended that the Board of Directors include the audited financial statements in the Company's Annual Report on Form 10-K for the year ended July 28, 2001.

     This report is not deemed filed under the Securities Act of 1933 or the Securities Exchange Act of 1934 and is not incorporated by reference into any filings that the Company may make with the Securities and Exchange Commission.


AUDIT COMMITTEE

Edward D. Solomon
Donald Jonas
Klaus Eppler




                       INFORMATION REGARDING THE AUDITORS


     It is anticipated that Deloitte & Touche LLP will act as auditors with respect to the financial statements of the Company for the current fiscal year. A representative of Deloitte & Touche LLP is expected to attend the Annual Meeting, will be given the opportunity to address the meeting, and will be available to respond to questions.

     The aggregate fees billed or to be billed for professional services for the audit of the Company's financial statements for fiscal 2001, including the reviews of the quarterly financial statements during the year, were $206,000. There were no fees billed by Deloitte & Touche LLP to the Company for financial information systems design and implementation for the fiscal 2001. All other fees, consisting primarily of tax services and benefit plan audits, billed for services by Deloitte & Touche LLP during the 2001 fiscal year aggregated $54,766. The Audit Committee has considered whether the provision of the services other than the audit and quarterly review services is compatible with maintaining Deloitte & Touche LLP's independence.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT



     The table below sets forth information regarding ownership of the common stock of the Company as of [October 16, 2001] for any person who is known to be the beneficial owner of more than 5% of the Company's common stock, by each of the Company's Directors and executive officers named in the Summary Compensation Table and by all Directors and executive officers as a group. Unless otherwise noted in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

                                         Number of
                                         Shares of
                                        Common Stock
                                        Beneficially               Percentage
Name and Address of Beneficial Owner:      Owned                    of Class


Directors and Executive Officers (1):
Elliot S. Jaffe (2).....................3,828,666                     20.64%
Roslyn S. Jaffe (3).....................  240,814                      1.30%
David R. Jaffe (4)........................123,400                       *
Burt Steinberg (5).........................40,115                       *
Klaus Eppler (6)...........................13,700                       *
Mark S. Handler (7)........................13,584                       *
Edward D. Solomon (8)......................11,000                       *
Donald Jonas (9)............................3,434                       *
All Directors and Executive Officers as a group
 (consisting of 13 persons) (10)........4,320,713                     23.29%

* Represents less than 1% of class

Other Beneficial Owners:
Snyder Capital Management, L.P. (11)....1,919,200                     10.35%
   350 California Street, Suite 1460
   San Francisco, CA 94104-1436

Dimensional Fund Advisors, Inc. (11)....1,213,123                      6.95%
   1299 Ocean Avenue, 11th Floor
   Santa Monica, CA 90401

Vanguard Horizon Funds (11).............1,210,000                      6.52%
   P.O. Box 2600 VM #v34
   Valley Forge, PA 19482

PRIMECAP Management Company (11)........1,056,000                      5.67%
   225 South Lake Avenue #400
   Pasadena, CA 91101

(1) The business address for all Directors and Executive Officers is c/o The Dress Barn Inc., 30 Dunnigan Drive, Suffern, New York 10901

(2) Consists of 173,336 shares (0.94%) owned directly by Elliot S. Jaffe and 3,655,330 shares (19.71%) owned by Elliot S. Jaffe as trustee of a family trust (the "Trust"). Elliot S. Jaffe has voting and investment power with respect to the shares owned by the Trust and under the rules of the SEC is deemed to be the beneficial owner of such shares.

(3)  Consists of 240,814 shares (1.30%) owned directly by Roslyn S. Jaffe.

(4) Consists of 123,400 shares covered by options exercisable within 60 days of November 2, 2001. See Footnote (2) above.

(5) Consists of 115 shares owned directly by Mr. Steinberg and 40,000 shares covered by options exercisable within 60 days of November 2, 2001.

(6) Consists of 300 shares owned directly by Mr. Eppler and 13,400 shares covered by options exercisable within 60 days of November 2, 2001.

(7) Consists of 250 shares owned directly by Mr. Handler and 13,334 shares covered by options exercisable within 60 days of November 2, 2001.

(8) Consists of 1,000 shares owned directly by Mr. Solomon and 10,000 shares covered by options exercisable within 60 days of November 2, 2001.

(9) Consists of 100 shares owned directly by Mr. Jonas and 3,334 shares covered by options exercisable within 60 days of November 2, 2001.

(10) Includes shares owned by the Trust as well as 237,648 shares covered by options held by Directors and executive officers exercisable within 60 days of November 2, 2001.

(11) Based solely on information set forth in Schedule 13G's or Schedule 13G/A's filed with the Securities and Exchange Commission.

                             EXECUTIVE COMPENSATION

Summary Compensation Table


     The following table sets forth certain information regarding the compensation for each of the three fiscal years earned by the Chief Executive Officer and the five other highest-paid executive officers of the Company as of July 28, 2001, whose total annual salary and bonus from the Company for the year then ended exceeded $100,000.


                                                                                                        Long-Term
                                                                    `                              Compensation Awards
                                                                                               Stock
        Annual Compensation                                                                   Options          All Other
        -------------------
    Name and Principal Position        Year     Salary ($)        Bonus ($)      Other ($)       (#)       Compensation ($)
    ---------------------------        ----     ----------        ---------      ---------    -------      ----------------
                                                    (1)            (2)                                            (3)
Elliot S. Jaffe                          2001       $700,000    $[        ]          -----       -----            $16,491
  Chairman of the Board and              2000        650,000        130,000          -----     150,000             20,144
     Chief Executive Officer             1999        650,000          -----          -----       -----             17,500


Burt Steinberg                           2001     500,000(4)     [        ]          -----       -----         111,152(4)
   Executive Director                    2000        450,000         90,000          -----     150,000          63,627(4)
                                         1999        450,000          -----          -----       -----          55,339(4)


David R. Jaffe                           2001     300,000(5)     [        ]    ,     -----       -----          49,654(5)
   Vice Chairman and                     2000        289,000         43,677          -----     125,000          40,208(5)
     Chief Operating Officer             1999        289,000          -----          -----       -----          37,760(8)


Kathryn Bufano Foster                    2001     240,385(6)     100,000(7)          -----     150,000              -----
   President and
     Chief Merchandising Officer


Armand Correia                           2001        230,000     [        ]          -----       -----             60,761
   Senior Vice President and             2000        221,000         42,255          -----      60,000             14,656
    Chief Financial Officer              1999        206,000         13,260      15,000(7)       -----              8,538


Eric Hawn                                2001        226,000     [        ]          -----       -----             44,406
   Senior Vice President                 2000        226,000         20,000          -----      40,000             16,243
                                         1999        226,000          -----          -----       -----              9,000



(1) Includes all payments of salary and salary deferred through the Company's Executive Retirement Plan.

(2) Includes bonuses payable under the Company's Management Incentive Plan for the fiscal year.

(3) Amounts consist of the Company's contribution under the Company's Executive Retirement Plan and 401(k) plan, associated insurance and additional life insurance as part of the Company's "split-dollar" insurance program for designated executives and officers.

(4) Mr. Steinberg is employed by the Company pursuant to a three-year employment agreement expiring September 1, 2004. This agreement provides for an annual salary of $100,000 per year based on 60 days of work per year. Mr. Steinberg will not be eligible for the Company's Management Incentive Plan but will be eligible for the Company's executive life insurance and will be considered a "full time employee" as it relates to other executive benefits. Mr. Steinberg's current "spit dollar" agreements (as described on page 12) will remain in force. Other Compensation includes paid life insurance premiums of $40,000 in fiscal 2001, $37,249 in fiscal 2000 and $37,479 in fiscal 1999 paid pursuant to two "split dollar" agreements. .

(5) Mr. Jaffe's salary was increased to $550,000 in connection with his promotion to Chief Operating Officer in August 2001. Other Compensation includes paid life insurance premiums of $22,449 in fiscal 2001, $22,466 in fiscal 2000 and $27,072 in fiscal 1999 paid pursuant to a "split dollar" agreement.

(6) Ms. Bufano Foster is employed by the Company pursuant to a two-year employee agreement expiring February 5, 2003, which contains automatic renewal provisions. The agreement provides for a minimum annual salary of $500,000 during the term of the agreement and a signing bonus of $100,000 paid upon commencement of Ms. Bufano Foster's employment with the Company, and another $100,000 bonus to be paid on the first anniversary of her employment. Ms. Bufano Foster is eligible to participate in the Company's Management Incentive Plan and eligible for the Company's executive life insurance and other executive benefits.

(7) Represents loan forgiveness arising out of contractual arrangements in connection with Mr. Correia's employment by the Company in 1991. During fiscal 2001 and fiscal 2000, Mr. Correia had no indebtedness to the Company.


Compensation Committee's Report on Executive Compensation

     In setting compensation levels for executive officers, the Compensation and Stock Option Committee of the Board of Directors (the "Committee") continues to be guided by the following considerations:

          -  compensation   levels  should  be  competitive  with   compensation
          generally being paid to executives in other profitable and growing specialty retail companies of a similar size;

          - each individual executive officer's compensation should, to the extent possible, reflect the performance of the Company as a whole, the performance of the officer's business unit, and the performance of the individual executive;

          - a significant portion of the executive officer's compensation should be awarded in the form of stock options to closely link shareholder and executive interests; and

          - executive compensation should reflect the Company's entrepreneurial and cost-conscious orientation.


     In view of the financial results achieved during fiscal 2000, the Committee decided upon increases in the base salaries of certain executive officers, including a $50,000 increase to $700,000 in the salary of Elliot S. Jaffe. Under the Company's Management Incentive Plan, executives of the Company, from the level of Department Directors up through and including the Chairman and Chief Executive Officer, are entitled to bonuses up to prescribed percentages of their base salaries pursuant to a formula which involves the achievement of selected Company financial goals and individual goals related to the performance of the officer's business unit and the individual performance of the officer. The Committee reviewed the Management Incentive Plan results for fiscal 2001 and approved certain changes in the formula and in the goals for fiscal 2002. During the year the Committee approved the Employment Agreement for Kathryn Bufano Foster and the grant of a 150,000-share stock option to her. The Committee has also approved the new Employment Agreement with Burt Steinberg and increased the base salary of David R. Jaffe upon his promotion to Chief Operating Officer to $550,000. In view of the recent financial developments, the Committee has, for the time being, frozen salary increases for vice presidents and above and has limited the budget for merit increases Company-wide.




                                     The Compensation and Stock Option Committee



                                                     Mr. Donald Jonas
                                                     Mr. Edward D. Solomon

Performance Graph

     The following graph illustrates, for the period from July 27, 1996 (the Base Year) through July 28, 2001, the cumulative total shareholder return of $100 invested in 1) The Company's common stock, 2) The S&P Composite-500 Stock Index, 3) The S&P Specialty Apparel Retailers Index and 4) an index of four peer companies selected by the Company, assuming that all dividends were reinvested. The Company has chosen to use this peer group index in its performance graph because management believes the peer group index is a better reflection of the Company's competitors in the marketplace. The peer group consists of all other publicly traded women's specialty apparel chains known to the Company with which it competes directly: Cato, Charming Shoppes, Deb Shops and United Retail Group.

     The comparisons in this table are required by the Securities and Exchange Commission and, therefore, are not intended to forecast or be indicative of possible future performance of the Company's common stock.


                      COMPARISON OF CUMULATIVE TOTAL RETURN
                 For the period from July 27, 1996 through July
                                    28, 2001

Option Grants in the Last Fiscal Year
                                                  % of Total
                                                   Options
                                 Number of        Granted To                                            Grant Date
                                  Options         Employees      Exercise Price      Expiration          Present
           Name(1)              Granted (#)     in Fiscal Year      ($/share)           Date            Value (2)
------------------------------ --------------- ----------------- ---------------- ----------------- -------------------
Kathryn Bufano Foster               150,000          41.84%             $22.00         4/15/2101        $1,515,479

(1) All options were granted at the market price on the date of grant, for a term of ten years, vesting 20% per year over a five-year period.

(2) The grant date present values are estimates only, arrived at using the Black-Scholes option pricing model with the following weighted average assumptions as of the April 2001 grant date: risk-free interest rate of 4.66%, expected life of option of 5.0 years, expected dividend yield of 0% and expected stock volatility of approximately 45%. For an estimate of the impact of all stock option grants on the Company's financial results using the Black-Scholes valuation method, see note 6 to the Consolidated Financial Statements in the Company's Annual Report to Stockholders for the fiscal year ended July 28, 2001.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
                              Shares
                             Acquired                      Number of Unexercised           Value of Unexercised
                                on             Value              Options                      In the Money
                             Exercise        Realized        at July 28, 2001                   Options(1)
                                                       ----------------------------     --------------------------
    Name                       (#)             ($)        Exercisable  Unexercisable      Exercisable   Unexercisable
------------               ----------      -----------    -----------  -------------      -----------   -------------
Elliot S. Jaffe                50,000       $ 542,126           ---          140,000         $   ---        $1,281,840
Burt Steinberg                100,000       1,561,554        10,000          160,000         112,000         1,704,440
David R. Jaffe                 70,000       1,218,208        63,400          135,000       1,087,528         1,394,250
Kathryn Bufano Foster             ---             ---           ---          150,000             ---            67,500
Armand Correia                 34,767         226,958           ---           58,000             ---           540,276
Eric Hawn                      13,000         171,590           ---           32,000             ---           268,384

(1) Represents the difference between the closing market price of the Company's common stock at July 28, 2001 ($22.45 per share) and the exercise price per share of in-the-money options multiplied by the number of shares underlying the in-the-money options.

                           INTEREST OF MANAGEMENT AND
                         OTHERS IN CERTAIN TRANSACTIONS


     The Company leases two of its store locations from Elliot S. Jaffe, Chief Executive Officer, or members of his family or related trusts. The following table describes the terms of these leases:

                                                                                                         Minimum
                                                                                                          Annual
                                                                                                        Rent Per
Store                                                                    Renewal         Square           Square
Location                                 Expiration                      Options          Feet             Foot
--------------                           ----------                      -------  -       -----  -         ----
Norwalk, CT DB/DBW                   April 30, 2011         Until April 30, 2031         12,700           $11.22
Danbury, CT                            June 30,2005              Until June 2015          8,000           $13.00



     Such store rentals approximate the range of minimum rentals paid by the Company on its other store leases. The store leases also contain provisions for payment of a percentage of sales as additional rent when sales reach specified levels. The effective rent (total rent as a percentage of sales with respect to particular stores) for such stores is approximately eight percent. The Company believes that the leases with such affiliated parties are on terms that are comparable to terms the Company could obtain in arms-length negotiations with unrelated third parties for store locations in similar geographic areas. During fiscal 2001, the Company paid a total of approximately $314,000 in rent to affiliated landlords, including rent under leases in a Branford, CT shopping center, which was sold by the landlord to an unrelated third party during fiscal 2001.

     Under "split-dollar" insurance agreements with trusts established by each of Burt Steinberg and David R. Jaffe and their wives, the Company has agreed to pay, during the life of certain life insurance policies, a portion of the premiums on these policies which are on the joint lives of each of David R. Jaffe and his wife and Burt Steinberg and his wife, and which have fair values of $5 million and $3.9 million respectively (the "Insurance Policies"). The Company is obligated to continue to pay the premiums on the Insurance Policies until the earlier of (a) such time as the cash value of each Insurance Policy is sufficient to pay the premiums, estimated to be approximately 8 more years, or
(b) the termination of the "split-dollar" agreements. These agreements terminate on the earliest of a number of events including (i) reimbursement to the Company of the premiums paid by it or (ii) the death of the survivor of the executive and his spouse.The premiums are estimated to be approximately $40,000 in the case of Burt Steinberg, and $22,500 in the case of David R. Jaffe, annually. Under the "split-dollar" agreements, the premiums paid by the Company are to be returned no later than (a) the death of the survivor of the executive and his spouse and (b) the surrender or termination of each Insurance Policy. Consequently, the Insurance Policies should not result in an expense to the Company, except to the extent of costs incurred (if any) for advancing the premiums, and for the excess (if any) of the premiums paid by the Company over the cash surrender value of the insurance policies.

     The Company has adopted a separate "split dollar" insurance program for all officers and certain other executives, including all of the executive officers named in the foregoing tables, which provides for guaranteed levels of basic life insurance payable to each individual's designee, based on the individual's position within the Company, at no cost to the individual for the duration of the individual's term of employment. Pursuant to these policies, each of the executive officers named in the foregoing tables are entitled to $1 million of basic life insurance at no additional cost to them.

                        RECEIPT OF SHAREHOLDER PROPOSALS


     Any proposals of shareholders that are intended to be presented at the Company's 2001 Annual Meeting of Shareholders, which is expected to be held in December 2002, must be received at the Company's principal executive offices no later than July 15, 2002, and must comply with all other applicable legal requirements in order to be included in the Company's proxy statement and form of proxy for that meeting.

                                  OTHER MATTERS


     Management knows of no other business that will be presented for consideration at the Annual Meeting other than as is stated in the Notice of Meeting. If any other business should come before the meeting, it is intended that the proxies named in the enclosed form of proxy will have discretionary authority to vote all such proxies in the manner they shall decide.

     Solicitation may be made by mail, personal interviews, telephone and telegraph by regularly engaged officers and employees of the Company.

     Insofar as the information contained in this Proxy Statement rests peculiarly within the knowledge of persons other than the Company, the Company has relied upon information furnished by such persons.

     The Annual Report of the Company, including financial statements, for fiscal 2001 is included with this Proxy Statement.



                                              BY ORDER OF THE BOARD OF DIRECTORS


                                                           ELLIOT S. JAFFE
                                                           Chairman of the Board




     The Company's Board of Directors requests that you date and sign the enclosed proxy and return it in the enclosed, self-addressed envelope. No postage is required if you mail it in the United States. Your prompt response will be helpful, and we appreciate your cooperation.

                       APPENDIX A- AUDIT COMMITTEE CHARTER


                                     CHARTER
                                       OF
                  THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                                       OF
                              THE DRESS BARN, INC.

I.       STATEMENT OF POLICY

     The function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial reports and other financial information provided by the Corporation to the public, the Corporation's systems of internal controls regarding financial reporting, and the Corporation's auditing, accounting and financial reporting processes generally. The Audit Committee shall:

o Serve as an independent party to monitor the Corporation's financial reporting process and internal control system. o Review the audit conducted by the Corporation's independent auditors.

o Provide an open avenue of communication among the independent accountants, management and the Board of Directors.

II.      COMPOSITION

     The Audit Committee shall be comprised of three or more directors, each of whom, in the determination of the Board of Directors, satisfies the independence and other requirements of the National Association of Securities Dealers, Inc.'s NASDAQ Audit Committee requirements. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III.     MEETINGS

     The Committee shall meet at such times and with such frequency as the Committee shall determine as appropriate to meet its responsibilities. The
Committee shall meet with management and with the independent auditors to discuss any matters that the Committee or the other participants believe should be discussed. The Committee, its Chair or the Chair's designee should meet with the independent auditors and management quarterly to review the Corporation's financial statements. The Committee shall report to the Board of Directors from time to time.

IV.      RESPONSIBILITIES AND DUTIES

Documents/Reports Review

o Review this Charter, at least annually, and report the results of its review to the Board of Directors.

o    Review  the  Corporation's  annual  financial  statements,   including  any
     certification, report or opinion rendered by the independent auditors.

o Review with financial management and the independent auditors drafts of quarterly earnings press releases or Quarterly Reports on Form 10-Q in substantially final form prior to release or filing. The Chair or one or more other members of the Committee may represent the entire Committee for purposes of this review.

Independent Accountants

     The Corporation's outside independent auditors are ultimately accountable to the Board of Directors and the Audit Committee. The Board of Directors, in consultation with the Audit Committee, has the ultimate authority to select, evaluate and, where in its business judgment it deems appropriate, replace the outside independent auditors.

         The Audit Committee shall:

o    Recommend  to  the  Board  of  Directors  the  selection,   termination  or
     replacement of the independent auditors.

o Consider the independence of the independent auditors taking into account consulting and other services provided by the independent auditors.

o Receive from the auditors the report relating to the auditors' independence that the Committee is advised by the auditor is required by Independence Standards Board Standard No. 1, and discuss such report with the independent auditors.

Financial Reporting Processes

o Consult with the independent auditors concerning their review of the Corporation's financial reporting processes.

o Discuss with the Corporation's independent auditors their views about the quality of the Corporation's accounting principles as applied to its financial reporting.

o Consider, if appropriate, changes to the Corporation's auditing and accounting principles and practices as suggested by the independent auditors or management.

o Report to the Board of Directors such recommendations as the Audit Committee deems appropriate including whether the audited financial statements should be included in the Corporations Annual Report on Form 10-K.

o    The  Audit   Committee  shall  have  the  power  to  conduct  or  authorize
     investigations   into  any  matters   within  the   Committee's   scope  of
     responsibilities.

ATTACHMENT- PROXY

                                PRELIMINARY COPY
                              THE DRESS BARN, INC.
                                30 Dunnigan Drive
                             Suffern, New York 10901

This Proxy is Solicited on Behalf of The Board of Directors

     The undersigned hereby appoints Donald Jonas and Edward D. Solomon, and each or either of them, proxies for the undersigned with full power of substitution, to appear and vote all shares of common stock of the Company which the undersigned would be entitled to vote if personally present, and otherwise with the same force and effect as the undersigned, at the Annual Meeting of Shareholders of the Company to be held at The Dress Barn Corporate Headquarters, 30 Dunnigan Drive, Suffern, New York, on Monday, December 10, 2001 at 9:00 A.M., and any adjournments thereof, upon the matters set forth in the Notice of such meeting and Proxy Statement, receipt of which is hereby acknowledged.

                  (Continued and to be signed on reverse side)

Please mark your
votes as INDICATED
in this example       |X|

                                                        FOR          WITHHOLD
                                                        all         AUTHORITY
                                                     nominees    to vote for all
                                                      listed     nominees listed
                                                    (except as
                                                      marked
                                                      to the
                                                     contrary)
ELECTION OF DIRECTORS (Proposal No. 1)

Elliot S. Jaffe, Burt Steinberg (3 year term)          |__|            |__|
Vivian Behrens (1 year term)
David R. Jaffe (2 year term)


     In the discretion of the proxies, upon all other matters as may properly come before the meeting. INSTRUCTION: To withhold authority to vote for an individual nominee, write the nominee's name here:
                                                  ------------------------------

                                                FOR        AGAINST      ABSTAIN
AMENDMENT OF CERTIFICATE OF INCORPORATION
  (Proposal No. 2)                              |__|         |__|         |__|

APPROVAL OF 2001 STOCK OPTION PLAN
  (Proposal No. 3)                              |__|         |__|         |__|


     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR the election of all nominees as Director and FOR Proposals No. 2 and 3.


Signature(s):                                 Date:                       , 2001
             ---------------------------------

IMPORTANT: Please sign here exactly as your name is printed hereon. When signing as attorney, executor, administrator, trustee or guardian, please sign your full title as such. Each joint owner should sign. Only authorized officers should sign for a corporation. Please sign and send in your proxy promptly.